FRESHWATER TECHNOLOGIES INC.

Consulting Agreement
President

          Dear Mr. Weissengruber

                    The following agreement between Freshwater Technologies Inc.( The Company) and Max Weissengruber outlines the terms of your agreement as President of the Company.

1. Position

          Your position is President of the Company.

2. Term

          The position shall be for a term of twelve months commencing on January 1, 2006.

3. Compensation

(a)

The first 5 month’s compensation, to be invoiced by you to the Company is $ 5,000 USD per month for the period beginning January 1, 2006 and ending May 31, 2006. Beginning June 1, 2006, the monthly compensation will be $ 3,000 USD for seven months until December 31, 2006. This contract will be renewed annually by the Board of Directors with the first review to occur January 1, 2007.

(b)

You will invoice the company periodically for your out of pocket expenses such as travel, meals and entertainment, office supplies and phone/fax and other such expenses directly related to the execution of your duties.

(c)	Non Competition

The contract will contain the usual provision prohibiting you from competing with the company anywhere in the world for a period of two (2) years from the expiry or termination of your services.

4. Duties shall include”

  Day to day management responsibility for the company’s operations
  Management of senior managers and execution of the Company’s business plan
  Development of customer relations and awareness of Company’s capabilities
  Management of the Investor Relations and public/media relations functions.
  Other duties as determined by the Board of Directors.

5. Termination by the Company for any reason

          The company shall have the right to terminate your contract at any time with a payment of your remaining compensation rate and expenses owing at the time of termination. These payments will be in the form of either cash or company stock or any combination thereof as determined by the Board of Directors at that time.

6.Termination by Consultant

          The consultant shall provide a minimum of two (2) months notice of termination of contract.

Please sign this letter below to indicate your agreement with the above stated terms.

Yours truly

/s/ D. Brian Robertson
D. Brian Robertson
CFO and Director
Freshwater Technologies Inc.

/s/ Douglas Robertson
Douglas Robertson
Secretary and Director

Agreed this 1st day of January, 2006

/s/ Max Weissengruber
Max Weissengruber